UNANIMOUS WRITTEN CONSENT IN LIEU
                       OF MEETING OF THE BOARD OF TRUSTEES
                       OF PILGRIM AMERICA PRIME RATE TRUST


         The undersigned, being the duly elected and qualified Trustees of the Board of Trustees of Pilgrim America Prime Rate Trust (the "Trust"), upon due consideration, do hereby approve, adopt, and consent to the following resolutions as an act of the Board of Trustees of the Trust, which shall for all purposes be treated as an action taken pursuant to a vote at a meeting:

                  RESOLVED, that paragraph 3.5 of Article 3 of the Trust's By-Laws is hereby amended to read as follows:

                  3.5 Chairman; President. Unless the Trustees otherwise provide, the Chairman of the Trustees or, if there is none or in the absence of the Chairman, the President shall preside at all meetings of the shareholders and of the Trustees. The President may be, but shall not be required to be, the chief executive officer.

                  RESOLVED FURTHER, that paragraph 3.6 of Article 3 of the Trust's By-Laws is hereby amended to read as follows:

                  3.6 Treasurer. The Treasurer may be, but shall not be required to be, the chief financial and accounting officer of the Trust, and shall, subject to the provisions of the Declaration of Trust and to any arrangement made by the Trustees with a custodian, investment advisor or manager, or transfer, shareholder servicing or similar agent, be in charge of the valuable papers, books of account and accounting records of the Trust, and shall have such other duties and powers as may be designated from time to time by the Trustees or the President.


Dated:  June 18, 1997


/s/ Mary A. Baldwin                         /s/ Bruce S. Foerster
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Mary A. Baldwin                             Bruce S. Foerster


/s/ John P. Burke                           /s/ Jack Patton
-------------------------                   -------------------------
John P. Burke                               Jack Patton


/s/ Al Burton                               /s/ Robert W. Stallings
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Al Burton                                   Robert W. Stallings